Exhibit 99.1


                              FOR IMMEDIATE RELEASE


         Balchem Corporation Announces the Addition of a New Director


New Hampton, New York. January 2, 2008. Balchem Corporation (NASDAQ:BCPC) has announced the addition of Perry W. Premdas to its Board of Directors. Mr. Premdas is also appointed to the Company's Audit Committee.

         Mr. Premdas has held chief financial officer positions in the US and abroad, most recently with Celanese AG, a spin-off from the former Hoechst AG. Over his 30 year career, he has led the treasury, finance, audit and investor relations functions of global and international companies. He has served as general manager and Board Member of various international wholly-owned and joint venture operations.

          Dino A. Rossi, President, Chairman of the Board, President and CEO of Balchem Corporation stated, "The addition of Mr. Premdas is an exciting step forward in our continued growth. Given our recent international acquisitions and our commitment to expand our global presence, Mr. Premdas' experience and expertise, especially from an international perspective, will provide insightful guidance in those areas. In addition, his diverse financial background is clearly a benefit for Balchem in today's increasingly complex and changing regulatory environment."

         Mr. Premdas holds a BA from Brown University and an MBA from the Harvard University Graduate School of Business. He is currently a member of the Board of Directors for Ferro Corporation and Compass Minerals (both NYSE).


About Balchem Corporation
Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients, our unencapsulated feed supplements segment. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional segment provides proprietary microencapsulation solutions to an expanding variety of applications. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Contact:   Karin McCaffery, Executive Administration Manager
           Telephone:  845-326-5600
           e-mail:  kmccaffery@balchemcorp.com